Exhibit 4.3

AMENDMENT NO. 2

TO THE

BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

(amended and restated effective January 1, 2011)

WHEREAS, Bob Evans Farms, Inc. (the “Sponsor”) has adopted the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the “Plan”); and

WHEREAS, the Plan provides that the Sponsor may amend the Plan from time to time; and

WHEREAS, the Sponsor desires to amend the Plan in order to receive a determination letter from the IRS;

NOW, THEREFORE, the Plan is amended as follows:

1. Effective on and after January 1, 2002, the last sentences of Section 2.01(a) and Section 2.02(b) shall be deleted in their entirety and the following paragraph shall be added to Section 2.01(b) at the end thereof.

Allocations of Employer Contributions shall be made separately for each eligible Employee. Employer Contributions allocated for a Plan Year pursuant to this Section 2.01 shall comply with the nondiscrimination requirements set forth in Treasury Regulation 1.401(a)(4)-2(c) if an equivalent accrual rate were substituted for a Participant’s allocation rate in the determination of the rate groups. In addition, the contributions allocated to Participants for the Plan Year are required to satisfy the broadly available allocation rates set forth in Treasury Regulation 1.401(a)(4)-8(b)(1)(iii) or the minimum allocation gateway requirement set forth in Treasury Regulation 1.401(a)(4)-8(b)(1)(vi). The minimum allocation gateway requirement shall require each eligible Non-Highly-Compensated Employee to have an allocation rate that is not less than the lesser of 5% or one-third of the allocation rate of the Highly-Compensated Employee with the highest allocation rate. To the extent that the requirements set forth in this paragraph have not been met for a Plan Year, the allocations made by the Plan to the Plan’s Highly-Compensated Employees shall be reduced on a pro-rata basis until such requirements have been met. For the purpose of determining the equivalent accrual rate in this subsection (b), “Compensation” shall have the meaning of “Section 415 Limit Compensation” as defined in Section 3.01(a).

IN WITNESS WHEREOF, the Sponsor, by a duly authorized officer, has caused this Amendment No. 2 to be executed effective as set forth above.

BOB EVANS FARMS, INC.

Date:	By:

Title: